Exhibit 99.1

NEXGEL Provides 2021 Year in Review

Significant progress developing and identifying innovative hydrogel applications across consumer and medical uses culminating in December 2021 IPO

As of December 31, 2021, NEXGEL had approximately $13.3 Million cash to advance its programs as part of its growth strategy

LANGHORNE, PA. – January 10, 2022 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: NXGL, NXGLW), a manufacturer of high water content, electron beam cross-linked, aqueous polymer hydrogels, or gels, used for wound care, medical diagnostics, transdermal drug delivery and cosmetic, today is providing shareholders with a 2021 year in review.

In 2021, NEXGEL invested in its cGMP facility, established a strong executive team, and built a sales and marketing team as part of its efforts to become a leading manufacturer of fully customizable, safe and consumer-friendly hydrogels that have the potential to address a wide range of health, beauty and medical needs.

Business Segments and Growth Opportunities:

•	Consumer - NEXGEL currently has nine distinct product offerings, which are marketed under the brand names MedaGel and LumaGel Beauty. MedaGel products are primarily over-the-counter (“OTC”) solutions, such as blister and pain applications; while the products sold under the LumaGel Beauty brand will primarily relate to beauty and cosmetic solutions, such as wrinkle and skin cream applications.

•	Custom and White Label – NEXGEL is implementing a new strategy to leverage its hydrogel products and technologies by allowing other OTC brands to incorporate them as line extensions for their products. Companies with already successful moisturizers, face masks and cooling masks can now also offer a patch that is suitable for their applications. The custom and white label business provides customers with a finished product which they can then brand and re-sell.

•	Medical Devices – NEXGEL is focused on developing devices that improve the skin integrity and overall skincare at the site of medical device interfaces with the human body. Wholly-owned NEXGEL subsidiary, NexGelRX, Inc., conducted proof of concept studies for the development of the Company’s first medical device, under the name NEXDrape, and filed for worldwide patents. The NEXDrape device is an incise surgical drape designed for patients with impaired or fragile skin.

“Following a successful 2021, I believe the future at Nexgel looks bright. The close of our IPO has provided us with sufficient cash to advance our verticals for growth while continuing to invest in our manufacturing capabilities and product development,” said Adam Levy, CEO of NEXGEL.

Corporate and Financial Highlights:

•	As of December 31, 2021, the Company had 5,565,051 shares outstanding. This number does not include shares underlying our currently outstanding convertible notes, options and warrants.

•	Cash and cash equivalents totaled approximately $13.3 million, enabling for the advancement of its programs in medical devices and drug delivery and further investment in the continued growth of its consumer product offerings.

•	Closed $14.2 million IPO and initiated trading of its common stock and warrants on The Nasdaq Capital Market on December 22, 2021, under the symbols "NXGL" and "NXGLW," respectively.

•	Appointed Miranda Toledano to its Board of Directors in September 2021. Ms. Toledano brings over 20 years of biotech, principal investment and capital markets experience to NEXGEL. Since its founding in 2018, Ms. Toledano served as Chief Operating Officer, Chief Financial Officer and Board member at TRIGR Therapeutics, a clinical stage immuno-oncology biotech company, recently acquired by Compass Therapeutics.

•	Appointed Adam Drapczuk as Chief Financial Officer in June 2021. Mr. Drapczuk is a seasoned healthcare executive who has led successful strategic financial initiatives for both privately held and public companies.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NEXGEL, INC.
NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, PA., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. Alongside its strategic partners, NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve known and unknown risks that are difficult to predict and include all matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by NEXGEL and its management, are inherently uncertain. The Company’s actual results or developments may differ materially from those projected or implied in these forward-looking statements. The Company’s SEC filings are available on the SEC’s website at www.sec.gov. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements, other than as may be required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

Investor Contacts:

Valter Pinto / Nick Staab

KCSA Strategic Communications

212.896.1254 / 212.896.1254

valter@kcsa.com / nstaab@kcsa.com

Media Contacts:

Raquel Cona
KCSA Strategic Communications
212.896.1204

rcona@kcsa.com